UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 1, 2005

AVISTAR COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-31121	88-0383089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Twin Dolphin Drive, Suite 360

Redwood Shores, California 94065

(Address of principal executive offices, including zip code)

(650) 610-2900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On June 1, 2005, at the 2005 annual meeting of the stockholders of Avistar Communications Corporation (“Avistar”), the stockholders of Avistar approved amendments to Avistar’s 2000 Director Option Plan (the “Director Plan”) to: (i) provide that annual grants under the plan shall take place on January 1 of each year starting in 2006, (ii) provide that, after the first year, options granted under the plan shall vest at a rate of 1/48 per month rather than 1/4 per year, (iii) provide that options granted under the plan shall continue to vest and be exercisable for so long as the option holder remains a director or consultant to the Company, subject to the term of the option; (iv) extend the time period for optionees to exercise options following the date on which they are no longer a director or consultant to the Company, and (v) to provide the board of directors with the authority to make amendments to the Director Plan applicable to all options granted under the Director Plan, including options granted prior to the effective date of the amendment. The amendments approved by stockholders will not affect options already granted under the Director Plan prior to June 1, 2005 and such options shall remain in full force and effect as if the Director Plan had not been amended.  A copy of the amended and restated Director Plan is attached hereto as Exhibit 10.3.

The Director Plan was originally adopted by the board of directors and approved by the stockholders in April 2000 and was previously amended with the approval of the board of directors and the stockholders in June 2001 and June 2003. The Director Plan provides for the automatic grant of non-statutory stock options to non-employee directors in order to assist the Company in attracting, retaining and motivating the best available persons for membership on the board of directors and its committees. Since its inception, the Company has provided stock options as an incentive to its non-employee directors.

Item 9.01                                             Financial Statements and Exhibits

(c)  Exhibits

Exhibit No.	Description

10.3	2000 Director Option Plan, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVISTAR COMMUNICATIONS CORPORATION

By:	/s/ Robert J. Habig
Robert J. Habig
Chief Financial Officer

Date:  June 6, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.3	2000 Director Option Plan, as amended